500 President Clinton Ave. Suite 300, Little Rock, AR 72201 Inuvo Announces Filing of the Audited Financial Results for the Fourth Quarter and Full Year Ending December 31, 2019 LITTLE ROCK, AR, May 12, 2020 (GLOBE NEWSWIRE) -- Inuvo, Inc. (NYSE American: INUV), a leading provider of marketing technology, powered by IntentKeyTM artificial intelligence that serves brands and agencies, today announced it filed with the Securities and Exchange Commission its audited financial results for the fourth quarter and full year period ending December 31, 2019. On March 25, 2020, we announced preliminary unaudited financial results for the fourth quarter and full year period ending December 31, 2019 and that we were taking advantage of regulatory relief provided by the Securities and Exchange Commission and taking an additional 45 days to file our Form 10-K and audited 2019 financial statements. Fourth Quarter and Full Year Ended December 31, 2019: Net revenue for the 2019 fourth quarter totaled $18.2 million as compared to $17 million for the same period in 2018, an increase of 7%. Net revenue for the full year ended December 31, 2019 totaled $61.5 million as compared to $73.3 million for the same period in 2018, a decrease of 16.1%. The full year revenue was primarily impacted by lost momentum within the ValidClick business during the merger that was terminated in June 2019, and to the attrition of $3.5 million of publisher technology revenue associated with the IntentKey re-engineering strategy in 2018. ValidClick revenue for the fourth quarter this year was $15.5 million, an increase of approximately 4% over the same period in 2018. Overall revenue from IntentKey, Inuvo’s proprietary machine learning technology partially offset these declines and was approximately $8.5 million for the 2019 full year. Adjusted EBITDA for the 2019 fourth quarter was a loss of $574 thousand as compared to an Adjusted EBITDA loss of $1.2 million for the same period in 2018. Adjusted EBITDA loss for the full year ended December 31, 2019 totaled $2.8 million as compared to an Adjusted EBITDA loss of $1.4 million for the same period in 2018. Net loss for the 2019 fourth quarter totaled $859 thousand as compared to a net loss of $2.2 million for the same period in 2018. Net loss for the full year ended December 31, 2019 totaled $4.5 million as compared to a net loss of $5.9 million for the same period in 2018. Gross profit for the 2019 fourth quarter totaled $12.8 million as compared to $9.1 million for the same period in 2018, an increase of 41.6%. Gross profit for the full year ended December 31, 2019 totaled $38.8 million as compared to $43.4 million for the same period in 2018, a decrease of 10.6%. Gross profit margin in 2019 increased to 63.1% as compared to 59.2% in 2018 primarily due to the change of revenue mix within the ValidClick business. IntentKey gross margins were 41.6% in the fourth quarter and increased over the year from 10.4% in January to 46% in December of 2019. Operating expenses for the 2019 fourth quarter totaled $14.1 million as compared to $11.1 million for the same period in 2018, an increase of 27.0%. Operating expenses for the full year ended December 31, 2019 totaled $46.6 million as compared to $48.8 million for the same period in 2018, a decrease of 4.7%. The higher operating expenses in the fourth quarter of 2019 was primarily due to higher marketing costs associated with the higher revenue in the same period. Other income, net, of $3.4 million in 2019 is due primarily to the receipt of the one-time merger termination fee of $2.8 million and the excess fair value over assets received of $967 thousand associated with the failed merger in June 2019, offset by approximately $191 thousand due to the change of the fair market value of the derivative liability associated

500 President Clinton Ave. Suite 300, Little Rock, AR 72201 with convertible promissory notes and to $255 thousand due to the conversion of a portion of the convertible promissory notes. Cash as of December 31, 2019 totaled $372,989 as compared to $228,956 as of December 31, 2018. Between December 31, 2019 and May 12, 2020, the Company has raised approximately $1.5 million from the sale of its securities, has refinanced its previous credit facility with a new $5 million facility with Hitachi Capital America Corp. and obtained a $1.1 million loan through Relyance Bank N.A. under the Paycheck Protection Program (the “PPP Loan”) pursuant to the Coronavirus Aid, Relief, and Economic Security Act and is administered by the United States Small Business Administration. Pursuant to the disclosure requirements of the NYSE American Company Guide Section 610(b), Inuvo is reporting that its audited consolidated financial statements for the fiscal year ended December 31, 2019, included in its Annual Report on Form 10-K filed with the Securities and Exchange Commission on May 12, 2020, contains an audit opinion from its independent registered public accounting firm that includes an explanatory paragraph related to Inuvo’s ability to continue as a going concern. This announcement does not represent any change or amendment to Inuvo’s financial statements or to its Annual Report on Form 10-K for the fiscal year ended December 31, 2019. About Inuvo Inuvo®, Inc. (NYSE American: INUV) is a market leader in artificial intelligence, aligning and delivering consumer-oriented product & brand messaging strategies online based on powerful, anonymous and proprietary consumer intent data for agencies, advertisers and partners. To learn more, visit www.inuvo.com. About the IntentKeyTM Inuvo®’s IntentKeyTM is a patented, machine-learning technology designed to mirror the manner in which the human brain instantly associates ideas, emotions, places, people, and objects. It creates an accurate, high-definition picture of consumer intent and sentiment related to a particular topic or item. Inuvo harnesses the power of the IntentKeyTM to discover and reach high volumes of incremental in-market and relevant audiences that are hidden from typical marketing approaches. The IntentKeyTM enables pinpoint media execution reaching consumers throughout the purchasing funnel all the way to conversion. Safe Harbor / Forward-Looking Statements / Disclosures This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including, without limitation, statements made with respect to expectations with respect to the results of revenues from IntentKey in future periods, our lack of profitable operating history, changes in our business, potential need for additional capital, the ultimate impact of the COVID-19 pandemic on our industry in general and our business in particular, and other risks detailed from time to time in our filings with the Securities and Exchange Commission (the “SEC”), and represent our views only as of the date they are made and should not be relied upon as representing our views as of any subsequent date. You are urged to carefully review and consider any cautionary statements and other disclosures, including the statements made under the heading "Risk Factors" in Inuvo, Inc.'s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and our other filings with the SEC. All forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, many of which are generally outside the control of Inuvo, Inc. and are difficult to predict. The information which appears on our websites and our social media platforms is not part of this press release.

500 President Clinton Ave. Suite 300, Little Rock, AR 72201 Inuvo Company Contact: Wally Ruiz Chief Financial Officer Tel (501) 205-8397 wallace.ruiz@inuvo.com

500 President Clinton Ave. Suite 300, Little Rock, AR 72201 INUVO, INC. CONDENSED CONSOLIDATED BALANCE SHEETS December 31, December 31, 2019 2018 Assets Cash $372,989 $228,956 Accounts receivable, net 7,529,785 6,711,595 Prepaid expenses and other current assets 243,888 271,466 Total current assets 8,146,662 7,212,017 Property and equipment, net 1,374,152 2,123,672 Goodwill 9,853,342 9,853,342 Intangible assets, net 10,451,593 9,441,681 Other assets 865,179 35,170 Total other assets 21,170,114 19,330,193 Total assets $30,690,928 $28,665,882 Liabilities and Stockholders’ Equity Accounts payable $7,520,567 $9,499,541 Accrued expenses and other current liabilities 4,057,340 2,489,834 Financed receivables 3,381,364 1,859,853 Convertible promissory notes (net) 536,806 - Notes payable - 250,000 Derivative liability 182,250 - Total current liabilities 15,678,327 14,099,228 Deferred tax liability 2,019,200 2,339,832 Convertible promissory notes (net) - 1,000,000 Other long-term liabilities 452,051 193,007 Total long-term liabilities 2,471,251 3,532,839 Total stockholders' equity 12,541,350 11,033,815 Total liabilities and stockholders' equity $30,690,928 $28,665,882

500 President Clinton Ave. Suite 300, Little Rock, AR 72201

INUVO, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Twelve Months Ended	
	December 31, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Net revenue	$18,222,984	$17,015,636	$61,525,214	$73,330,642
Cost of revenue	5,390,377	7,955,527	22,700,873	29,921,482
Gross profit	12,832,607	9,060,109	38,824,341	43,409,160
Operating expenses				
Marketing costs	10,122,874	6,826,268	30,135,991	31,852,190
Compensation	2,023,231	1,775,196	7,753,528	8,524,476
Selling, general and administrative	2,000,900	2,534,641	8,673,015	8,502,874
Total operating expenses	14,147,005	11,136,105	46,562,534	48,879,540
Operating loss	(1,314,398)	(2,075,996)	(7,738,193)	(5,470,380)
Interest (expense) income, net	29,348	(123,840)	(482,210)	(420,452)
Other income, net	92,035	-	3,397,902	-
Net loss before taxes	(1,193,015)	(2,199,836)	(4,822,501)	(5,890,832)
Income tax (expense) benefit	334,394	(8,625)	334,394	-
Net (loss)	(858,621)	(2,208,461)	(4,488,107)	(5,890,832)
Earnings per share, basic and diluted				
Net (loss) income	($0.02)	($0.07)	($0.11)	($0.19)
Weighted average shares outstanding				
Basic	50,450,199	32,435,303	40,454,779	31,019,623
Diluted	50,450,199	32,435,303	40,454,779	31,019,623

500 President Clinton Ave. Suite 300, Little Rock, AR 72201 RECONCILIATION OF LOSS FROM CONTINUING OPERATIONS BEFORE TAXES TO ADJUSTED EBITDA (unaudited) Three Months Ended Year Ended December 31, December 31, December 31, December 31, 2019 2018 2019 2018 Loss from continuing operations before taxes ($1,193,015) ($2,208,461) ($4,822,501) ($5,890,832) Interest expense, net (29,348) 123,840 482,210 420,452 Depreciation 394,019 472,035 1,680,105 1,815,282 Amortization 598,299 337,626 1,742,280 1,366,337 EBITDA (230,045) (1,274,960) (917,906) (2,288,761) Stock-based compensation 195,284 87,874 789,914 915,469 Non-recurring expense: Costs incurred during the Terminated Merger - - 991,158 - Merger Termination Fee - - (2,800,000) - Retargeter fair value over contractual value - - (963,288) - Adjustment to derivative liability accounts (539,713) - 78,913 - Adjusted EBITDA $(574,474) ($1,187,086) ($2,821,209) ($1,373,292) Reconciliation of Loss from Continuing Operations before Taxes to Adjusted EBITDA We present Adjusted EBITDA as a supplemental measure of our performance. We defined Adjusted EBITDA as net loss from continuing operations before taxes plus (i) interest expense, net, (ii) depreciation, (iii) amortization, (iv) stock- based compensation and (v) certain identified expenses that are not expected to recur or be representative of future ongoing operation of the business. These further adjustments are itemized above. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same or similar to some of the adjustments in the presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.